Exhibit 5.2
1700 Pacific Avenue, Suite 2250 | Dallas, TX 75201-4617 | p 214-217-8888 | f 214-217-8851 | cwlaw.com
Robert J. Stokes | Attorney at Law
p 214-217-8057 | f 214-217-8052 | BStokes@cwlaw.com
October 28, 2011
ITT Corporation
1133 Westchester Ave.
White Plains, NY 10604

RE:	ITT Deferred Compensation Plan as Amended and Restated as of October 31, 2011 — Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to ITT Corporation (the “Company”) in connection with the filing of the above-referenced registration statement (the “Registration Statement”) and we have been asked to provide this opinion letter regarding the ITT Deferred Compensation Plan as amended and restated as of October 31, 2011, (the “Plan”). The Registration Statement relates to the proposed offering of $30,000,000 of deferred compensation obligations pursuant to the Plan.
     In connection with this opinion letter, we have examined: (i) the Plan document in its amended and restated form dated as of October 31, 2011, (ii) the Board resolution of October 5, 2011, adopting the Plan and (iii) such other documents, records and instruments as we have deemed appropriate for the purposes of the opinion set forth herein.
     We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to use as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.
     Based on the foregoing, we are of the opinion that the Plan document is designed to be a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained primarily by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees. We are also of the opinion that the provisions of the Plan comply with the requirements of ERISA applicable to top hat plans.
     We are not providing an opinion as to whether (i) the Plan is being operated by the Company as a top hat plan under ERISA, or (ii) the employees whom the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.
Conner & Winters, LLP | Attorneys and Counselors at Law
Dallas, TX | Houston, TX | NW Arkansas | Oklahoma City, OK | Santa Fe, NM | Tulsa, OK | Washington, DC

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     We consent to the filing of this opinion as an Exhibit to the Registration Statement by the Company under the Securities Act of 1933, as amended, of deferred compensation obligations under the Plan and the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 relating to the deferred compensation obligations.

Very truly yours, Conner & Winters, LLP
By:	/s/ Robert J. Stokes
Robert J. Stokes

RJS:sam
Conner & Winters, LLP | Attorneys and Counselors at Law
Dallas, TX | Houston, TX | NW Arkansas | Oklahoma City, OK | Santa Fe, NM | Tulsa, OK | Washington, DC